Exhibit 3

Names and Addresses of the Underwriters

BNP Paribas

10, boulevard des Italiens

75009 Paris

France

Merrill Lynch International

2 King Edward Street

London EC1A 1HQ

United Kingdom

Natixis Securities Americas LLC

1251 Avenue of the Americas, 4th Floor

New York 10020

United States of America